Exhibit 99.1

Contact: Janet Kirkley, 704-532-3318 —For Immediate Release—

Speedway Motorsports Reports Results for First Quarter 2014 and

Reaffirms Full Year 2014 Guidance

CONCORD, NC (April 30, 2014) – Speedway Motorsports, Inc. (SMI) (NYSE: TRK) today reported first quarter 2014 total revenues of $84.5 million, adjusted non-GAAP net income of $1.1 million or $0.03 per diluted share, and GAAP net income of $1.9 million or $0.05 per diluted share. These items are further discussed and reconciled with comparable GAAP amounts below. These results were within management’s expectations, and SMI reaffirmed its full year 2014 earnings guidance of $0.90 to $1.10 per diluted share.

Management believes many of the Company’s revenue categories continue to be negatively impacted by the ongoing weak and uncertain economic conditions, including high unemployment and high fuel, food and health-care costs. Management also believes admissions were negatively impacted by poor weather surrounding certain first quarter 2014 racing events held at Bristol Motor Speedway, including its rain delayed NASCAR Sprint Cup race.

First Quarter Comparison:

●	Las Vegas Motor Speedway held a NHRA Nationals racing event in the first quarter 2014 that was held in the second quarter 2013
●	Total revenues were $84.5 million in 2014 compared to $84.2 million in 2013
●	Sizable reduction in first quarter 2014 interest expense from 2013 debt refinancing transactions
●	First quarter 2014 results reflect an after tax insurance recovery gain of $791,000 or $0.02 per diluted share
●	Net income was $1.9 million or $0.05 per diluted share in 2014 compared to a net loss of $1.4 million or $0.03 per diluted share in 2013
●	Non-GAAP net income was $1.1 million or $0.03 per diluted share in 2014 compared to a net loss of $1.4 million or $0.03 per diluted share in 2013

Non-GAAP Financial Information and Reconciliation

Net income and diluted earnings per share as adjusted and set forth below are non-GAAP (other than generally accepted accounting principles) financial measures presented as supplemental disclosures to their individual corresponding GAAP basis amounts. The following schedule reconciles those non-GAAP financial measures to their most directly comparable information presented using GAAP, all net of taxes. Management believes such non-GAAP information is useful and meaningful to investors and helps in understanding, using and comparing the Company’s operating results separate from a non-recurring insurance recovery gain for certain damaged property reflected in 2014.

Management uses the non-GAAP information to assess the Company’s operations for the periods presented, analyze performance trends and make decisions regarding future operations because it believes this separate information better reflects ongoing operating results. This non-GAAP financial information is not intended to be considered independent of or a substitute for results prepared in accordance with GAAP. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as alternatives to net income or loss or diluted earnings or loss per share, determined in accordance with GAAP. Individual quarterly per share amounts may not be additive due to rounding. Amounts below are in thousands except per share amounts.

	Three Months Ended March 31:
	2014	2013
Consolidated net income (loss) using GAAP	$1,867	$(1,368)
Non-recurring insurance recovery gain	(791)	--
Non-GAAP consolidated income (loss)	$1,076	$(1,368)

Consolidated diluted earnings (loss) per share using GAAP	$0.05	$(0.03)
Non-recurring insurance recovery gain	(0.02)	--
Non-GAAP diluted earnings (loss) per share	$0.03	$(0.03)

Significant 2014 First Quarter Racing Events

●	Las Vegas Motor Speedway - NASCAR Kobalt 400 Sprint Cup and Boyd Gaming 300 Nationwide Series racing events
●	Bristol Motor Speedway - NASCAR Food City 500 Sprint Cup and Drive to Stop Diabetes 300 Nationwide Series racing events
●	Las Vegas Motor Speedway - SummitRacing.com NHRA Nationals racing event

2014 Earnings Guidance

The Company reaffirmed that first quarter 2014 results are consistent with its previous full year 2014 earnings guidance of $0.90-$1.10 per diluted share, excluding non-recurring and other special items. The range of earnings guidance reflects the continuing negative impact of uncertain economic conditions, among other factors. Higher fuel, health-care and food costs and unemployment could significantly impact our future results.

Dividends and Stock Repurchase Program

On February 12, 2014, the Company’s Board of Directors declared a quarterly cash dividend of $0.15 per share of common stock aggregating approximately $6.2 million, which was paid on March 14, 2014 to shareholders of record as of February 28, 2014. On April 15, 2014, the Company’s Board of Directors declared a quarterly cash dividend of $0.15 per share of common stock aggregating approximately $6.2 million payable on June 6, 2014 to shareholders of record as of May 16, 2014. The Board of Directors plans to continue to evaluate cash dividends on a quarterly basis in the future.

As previously announced, on February 12, 2014, the Company’s Board of Directors increased the authorized total number of shares that can be repurchased under its stock repurchase program by one million, for a present approved program aggregate of 5,000,000 shares. During the first quarter 2014, the Company repurchased 30,000 shares of common stock for approximately $599,000 under this program. As of March 31, 2014, the Company has repurchased 3,912,000 shares since adoption of the program in April 2005, and the total number of shares available for future repurchase as currently authorized is 1,088,000.

Comments

“While within our expectations, SMI’s first quarter results were negatively impacted by poor weather surrounding Bristol Motor Speedway’s March 2014 racing events, one of our two major NASCAR weekends,” stated Marcus G. Smith, Chief Operating Officer and President of Speedway Motorsports. “Similarly, poor weather for many of the early weekends of NASCAR’s 2014 race season has overshadowed the outstanding gains in excitement and on-track racing competition achieved by NASCAR’s ongoing changes to our sport. We are encouraged that many of our event related revenue categories such as sponsorships and camping reflect stabilizing revenues, along with continuing increases in our track rentals, luxury suite and certain other event related revenue categories. We, like most other sports venues, continue to face long-lasting difficult and slowly improving economic conditions. However, the demand and appeal for motorsports entertainment in our markets has remained relatively strong even in these challenging times.

“Most of our NASCAR Sprint Cup and Nationwide Series event sponsorships for 2014, and many for years beyond, are already sold and interest in our other promotional activities and facilities use continues to increase. We believe attendance and other event related revenue trends continue to stabilize, although some markets are recovering slower than anticipated. NASCAR’s recent and ongoing changes to our sport are bringing renewed fan appeal and excitement. SMI, NASCAR and the broadcasting powerhouses are all working hard with intensifying media coverage and investment to capture the next generation of race fans. Our sport has many largely untapped demographic markets. We believe the long-term marketing and growth opportunities for SMI and our NASCAR industry are as strong as ever, and better than most other sports.”

O. Bruton Smith, Chairman and Chief Executive Officer of Speedway Motorsports stated, “SMI’s financial strength and flexibility continue to grow from ongoing debt and interest cost reductions and constrained capital spending. Our strong business model with substantial multi-year contracted revenues, including the new long-term NASCAR broadcasting and digital rights agreements through 2024, well positions SMI for renewed long-term growth as the economy improves and NASCAR’s competition improvements are realized. Most any company or industry would be proud to be able to say that. We continue to expand our marketing efforts to attract new and particularly younger fans, while constantly striving to provide our fans and customers with race entertainment value second to none. NASCAR’s recent changes to our sport are some of the most significant and best in years. We strongly believe SMI’s efforts and these positive industry improvements are combining to provide us and our NASCAR entertainment industry with tremendous long-term growth opportunities and prospects.”

Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company, through its subsidiaries, owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Charlotte Motor Speedway, Kentucky Speedway, Las Vegas Motor Speedway, New Hampshire Motor Speedway, Sonoma Raceway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiaries; manufactures and distributes smaller-scale, modified racing cars and parts through its US Legend Cars International subsidiary; and produces and broadcasts syndicated motorsports programming to radio stations nationwide through its Performance Racing Network subsidiary. For more information, visit the Company's website at www.speedwaymotorsports.com.

This news release contains forward-looking statements, particularly statements with regard to our future operations and financial results. There are many factors that affect future events and trends of our business including, but not limited to, economic factors, weather, the success of NASCAR and others as sanctioning bodies, capital projects and expansion, financing needs, income taxes and a host of other factors both within and outside of management control. These factors and other factors, including those contained in our Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, involve certain risks and uncertainties that could cause actual results or events to differ materially from management's views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.

Note: Speedway Motorsports will host a conference call and webcast today at 10:00 AM (ET) open to the public. To participate in the conference call, you may dial 877-369-6589 (US / Canada / toll-free) or 408-337-0122 (international). The reference number is 35295773. A webcast of the call can be accessed at the Company's website at www.speedwaymotorsports.com under “Event Calendar”. To listen to a playback of the call, you may dial 855-859-2056 or 404-537-3406 beginning at 1:00 PM (ET) April 30th through 11:59 PM (ET) May 14th. The reference number is 35295773. Participating in the call will be Marcus G. Smith, Chief Operating Officer and President, and William R. Brooks, Vice Chairman, Chief Financial Officer and Treasurer.

Speedway Motorsports, Inc. and Subsidiaries

Selected Financial Data - Unaudited

For The Three Months Ended March 31, 2014 and 2013

(In thousands except per share amounts)

	Three Months Ended
STATEMENT OF OPERATIONS DATA	3/31/2014	3/31/2013

Revenues:
Admissions	$21,251	$21,756
Event related revenue	24,007	23,789
NASCAR broadcasting revenue	31,697	30,439
Other operating revenue	7,587	8,238
Total Revenues	84,542	84,222
Expenses and Other:
Direct expense of events	16,194	15,209
NASCAR event management fees	19,723	19,286
Other direct operating expense	4,729	4,981
General and administrative	23,036	22,117
Depreciation and amortization	13,552	13,741
Interest expense, net	5,601	10,910
Other (income) expense, net	(1,261)	145
Total Expenses and Other	81,574	86,389
Income (Loss) Before Income Taxes	2,968	(2,167)
Income Tax Provision	(1,101)	799
Net Income (Loss)	$1,867	$(1,368)

Basic Earnings (Loss) Per Share	$0.05	$(0.03)
Weighted average shares outstanding	41,404	41,427

Diluted Earnings (Loss) Per Share	$0.05	$(0.03)
Weighted average shares outstanding	41,429	41,438

Major NASCAR-sanctioned Events Held During Period	4	4

Certain Race Schedule Change:

•	Las Vegas Motor Speedway held one major National Hot Rod Association racing event in the first quarter 2014 that was held in the second quarter 2013.

BALANCE SHEET DATA	3/31/2014	12/31/2013

Cash and cash equivalents	$77,098	$97,343
Total current assets	216,593	202,208
Property and equipment, net	1,100,968	1,105,177
Goodwill and other intangible assets, net	444,635	444,635
Total assets	1,795,758	1,786,260

Deferred race event and other income, net	83,948	57,888
Total current liabilities	136,017	110,954
Credit facility borrowings (all term loan)	200,000	210,000
Total long-term debt	456,455	466,989
Total liabilities	974,577	960,270
Total stockholders' equity	821,181	825,990

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